SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*




                                 ONVIA.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                    Common Stock, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                  68338T 10 6
                                  -----------
                                 (CUSIP Number)




                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ] Rule 13d-1(b)

                     [ ] Rule 13d-1(c)

                     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of __ Pages

--------------------------------------------------------------------------       --------------------------------------------------
               CUSIP No. 68338T 10 6                                        13G                                 Page 2 of __ Pages
--------------------------------------------------------------------------       --------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GE Capital Equity Investments, Inc.
                     06-1268495
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                   (a)  [ ]
                                                                                                                    (b)  [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   0
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                         [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.0%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------


                               Page 2 of __ Pages

--------------------------------------------------------------------------       --------------------------------------------------
               CUSIP No. 68338T 10 6                                        13G                                 Page 3 of __ Pages
--------------------------------------------------------------------------       --------------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Corporation
                     13-1500700
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [ ]
                                                                                                                  (b)  [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   0
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                       [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     0.0%
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------


                               Page 3 of __ Pages

--------------------------------------------------------------------------       --------------------------------------------------
               CUSIP No. 68338T 10 6                                        13G                                 Page 4 of __ Pages
--------------------------------------------------------------------------       --------------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Services, Inc.
                     06-1109503
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [ ]
                                                                                                                  (b)  [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Capital Services, Inc.
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                       [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------


                               Page 4 of __ Pages

--------------------------------------------------------------------------       --------------------------------------------------
               CUSIP No. 68338T 10 6                                        13G                                 Page 5 of __ Pages
--------------------------------------------------------------------------       --------------------------------------------------

---------------- ------------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Company
                     14-0689340
---------------- ------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)  [ ]
                                                                                                                 (b)  [X]
---------------- ------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- ------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- ------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Company.
---------------- ------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                       [ ]
---------------- ------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- ------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ------------------------------------------------------------------------------------------------------------------


                               Page 5 of __ Pages

           This Amendment No. 1 amends and restates in its entirety the Statement on Schedule 13G (the "Schedule 13G") filed on February 14, 2002, by and on behalf of GE Capital Equity Investments, Inc. ("GECEI"), General Electric Capital Corporation ("GE Capital"), General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE").

ITEM 1(A).  NAME OF ISSUER:

           Onvia.com, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1260 Mercer Street, Seattle, Washington 98109

ITEM 2(A).  NAME OF PERSON FILING:

           This statement is being filed by each of:

                     GE Capital Equity Investments, Inc. ("GECEI") General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS") General Electric Company ("GE")

           GECEI is a wholly-owned subsidiary of GE Capital; GE Capital is a subsidiary of GECS; and GECS is a subsidiary of GE.

           GECEI, GE Capital, GECS, and GE are referred to herein collectively as the "Reporting Persons".

           An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 1.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business office of GECEI is located at 120 Long Ridge Road, Stamford, Connecticut 06927. The principal business offices of GE Capital and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. The principal business office of GE is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

ITEM 2(C).  CITIZENSHIP:

           Each of GECEI, GE Capital and GECS is a Delaware corporation. GE is a New York corporation.

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

           Common Stock, $.0001 par value per share (the "Common Stock")

ITEM 2(E).  CUSIP NUMBER:

           68338T 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act


                               Page 6 of __ Pages

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act

           (e) [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E)

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

           (a)-(c) The responses of the Reporting Persons to Items 5, 6, 7 ,8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of Common Stock, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.  CERTIFICATION.

           (a) Not applicable.

           (b) Not applicable.



                               Page 7 of __ Pages

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2004

                                      GE CAPITAL EQUITY INVESTMENTS, INC.



                                      By:  /s/ Frank Ertl
                                         ---------------------------------------
                                          Name:  Frank Ertl
                                          Title: Senior Vice President, Chief
                                                 Financial Officer and Treasurer


                                      GENERAL ELECTRIC CAPITAL CORPORATION



                                      By:  /s/ Frank Ertl
                                         ---------------------------------------
                                          Name:  Frank Ertl
                                          Title: Dept. Operations Manager


                                      GENERAL ELECTRIC CAPITAL SERVICES, INC.



                                      By:  /s/ Frank Ertl
                                         ---------------------------------------
                                          Name:  Frank Ertl
                                          Title: Attorney-in-fact


                                      GENERAL ELECTRIC COMPANY



                                      By:  /s/ Frank Ertl
                                         ---------------------------------------
                                          Name:  Frank Ertl
                                          Title: Attorney-in-fact



                               Page 8 of __ Pages

                                  EXHIBIT INDEX



         Exhibit No.                      Description
         -----------                      -----------

              1 Joint Filing Agreement, dated February 11, 2004 among GECEI, GE Capital, GECS and GE.

              2 Power of Attorney appointing Frank Ertl as agent and attorney-in-fact for GECS, dated November 26, 2003.

              3 Power of Attorney appointing Frank Ertl as agent and attorney-in-fact for GE, dated December 16, 2003.




                               Page 9 of __ Pages